Exhibit 99.1

Contact:    John Spaid - Executive Vice President, Finance
Phone:     615-890-9100

NHI Announces Lease Amendment with Holiday Retirement

MURFREESBORO, Tenn. - (November 6, 2018) -- National Health Investors (NHI) has entered into a lease amendment and guaranty release the (“Agreement”) with our tenant, an affiliate of Holiday Retirement (“Holiday”). The Agreement extends the term of the lease, increases required minimum capital expenditure per unit and provides NHI with stronger proforma 2019 lease coverage ratio. NHI leases 25 independent living facilities to Holiday at an original cost to NHI of $493 million.

Under the Agreement:

•
NHI will receive consideration of approximately $65.8 million in cash (or property in lieu of cash at NHI’s option), which includes the forfeiture to NHI of half of the current $21.275 million security deposit.

•
NHI shall have sole discretion to acquire a Holiday property in lieu of cash that will be leased back to NHI at a rent acceptable to NHI and subject to the same terms and conditions of the amended master lease. NHI is under no obligation to accept a property in lieu of cash due to us under the Agreement.

•
The lease maturity is extended by five years to December 31, 2035 and will be secured by the remaining half of the NHI-held security deposit. Additionally, NHI is requiring $5 million of equity to be contributed into the Holiday tenant entity (the “Credit Enhancement”). The use of the Credit Enhancement will be limited to payment of NHI rent and NHI-approved capital expenditures. Future return of the Credit Enhancement will further be limited to performance measures, including liquidity and lease service coverage ratio covenants.

•	NHI requires that $6.5 million of equity be contributed to the Holiday management company.

•
Effective January 1, 2019, Holiday rent will be $31.5 million for the existing 25 assets, as opposed to the $39 million previously obligated, with escalators commencing annually November 1, 2020, equal to the greater of 2.0% or 45% of trailing 12 months year‐over‐year revenue growth of the NHI/ Holiday portfolio, not to exceed 3.0%.

•
NHI has committed to invest up to $5 million into the communities in ROI‐producing capital expenditures at a 7.0% lease rate on funds drawn. In addition, Holiday has dedicated a minimum of $1,500 per unit in annual capital expenditures.

•
NHI and Holiday are contemplating the sale of up to five properties within the existing Holiday lease. A subsequent sale of properties, if any, would reduce the rent owed NHI 7% times the net proceeds received by NHI. No reduction in the security deposit, or tenant Credit Enhancement will occur as a result of any future sale.

About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company's, tenants', operators', borrowers’ or managers' expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.